Exhibit 10.41

EMPLOYMENT AGREEMENT

Fourth Amendment

FOURTH AMENDMENT, dated as of December 15, 2010 (“Fourth Amendment”) to the EMPLOYMENT AGREEMENT, dated as of January 7, 2008, and previously  amended as of June 4, 2008, January 1, 2010, and September 1, 2010 between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Darren R. Jackson (the “Executive”) (the “Agreement”).

The Company and the Executive agree as follows:

1.             Amendment of Section 1 of the Agreement.  Effective January 7, 2011, Section 1 of the Agreement is hereby amended by revising the second paragraph thereof to read as follows:

“The term of Executive’s employment by the Company pursuant to this Fourth Amendment to the Agreement shall commence on January 7, 2011 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 4 below (“Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such automatic extension date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end on the day prior to the third anniversary of the Commencement Date; and on each anniversary thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such automatic extension date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end 90 days following such notice.”

2.            Amendment of Section 2(a) of the Agreement.  Effective January 7, 2011, Section 2(a) of the Agreement is hereby amended by amending the second paragraph thereof to read in its entirety as follows:

“Executive shall have use of the Company airplane to travel to and from charitable board meetings as necessary, subject to the Advance Auto Parts, Inc. and Subsidiaries Policy For Personal Use of Corporate Airplane.  Executive’s principal office location shall be the Company’s Store Support Center located in Minneapolis, MN.”

3.   Amendment of Section 3 of the Agreement.  Effective January 7, 2011, Section 3 of the Agreement is hereby amended by deleting Subsections 3(c) and 3(d) thereof in their entirety and by revising Subsection 3(a) to read as follows:

“3.  Compensation.

(a)   Base Salary.  During the Employment Term, the Company shall pay to the Executive a salary of $700,000 per annum, payable consistent with the Company’s standard payroll practices then in effect (“Base Salary”).  Such Base Salary shall be reviewed by the Compensation Committee of Advance’s Board of Directors (hereinafter the “Compensation Committee”) at least annually, with any changes taking into account, among other factors, the Company and individual performance.”

4.            Full Force and Effect.   Except for those terms and provisions amended herein, all other terms and conditions in the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Fourth Amendment to the Agreement as of the date first written above.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.

By:	(SEAL)

Print Name:

Title:

Address:

Executive

Print Name: Darren R. Jackson

Signature:

Address:
Address: